SERVICING AGREEMENT


     AGREEMENT made this 1st day of October, 2002 by and between HENNESSY MUTUAL FUNDS, INC., a Maryland corporation (hereinafter referred to as the "Corporation"), on behalf of each of its investment series set forth on Schedule A hereto as it may be amended from time to time (hereinafter referred to each as a "Fund" and together, as the "Funds"), and HENNESSY ADVISORS, INC., a California corporation (hereinafter referred to as "HAI").

                              W I T N E S S E T H :

     WHEREAS, the Corporation is engaged in business as a diversified open-end management investment company and HAI serves as investment adviser to the Funds pursuant to a Management Agreement with the Corporation; and

     WHEREAS, the Corporation desires to retain HAI to perform services to the Funds which are in addition to the services that HAI performs for the Funds pursuant to the Management Agreement; and

     WHEREAS, HAI is willing to provide such services to the Funds on the terms and conditions hereafter set forth;

     NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Corporation on behalf of the Funds, and HAI agree as follows:

                                    ARTICLE I
                                  DUTIES OF HAI

     The Corporation hereby employs HAI to provide "Administrative Support Services" to the Funds. "Administrative Support Services" shall include: (i) maintaining an "800" number which current shareholders may call to ask questions about the Funds or their accounts with the Funds; (ii) assisting shareholders in processing exchange and redemption requests; (iii) assisting shareholders in changing dividend options, account designations and addresses; (iv) responding generally to questions of shareholders; and (v) providing such other similar services as the Corporation shall request. "Administrative Support Services" shall not include services HAI is required to perform under the Management Agreement, including investment advisory services.

                                   ARTICLE II
                                    EXPENSES

     HAI assumes the responsibility, and shall pay, for maintaining the staff and personnel necessary to perform its obligations under this Agreement.

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                                   ARTICLE III
                               COMPENSATION OF HAI

     For the services rendered by HAI under this Agreement, each Fund shall pay to HAI at the end of each calendar month a fee equal to 1/12 of 0.10% of the average daily net assets of such Fund for such month as determined and computed in accordance with the description of net asset value contained in the relevant Prospectus and Statement of Additional Information. If this Agreement terminates before the last day of a month, compensation for that part of the month that this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above.

                                   ARTICLE IV
                   DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective as of the date first above written and shall remain in force with respect to each Fund so long as its continuance is specifically approved with respect to each Fund at least annually by a majority of those Directors who are not parties to this Agreement or "interested persons" (as such term is defined in the Investment Company Act of 1940, as amended) of any such party. This Agreement may be terminated by either party on sixty days' written notice to the other party.

                                    ARTICLE V
                          AMENDMENTS OF THIS AGREEMENT

     All amendments of this Agreement must be approved by a majority of those Directors who are not parties to this Agreement or "interested persons" (as such term is defined in the Investment Company Act of 1940, as amended) of any such party.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                   HENNESSY MUTUAL FUNDS, INC.


                                   By: /s/ Neil J. Hennessy
                                       -------------------------------
                                       Neil J. Hennessy, President


                                   HENNESSY ADVISORS, INC.


                                   By: /s/ Neil J. Hennessy
                                       -------------------------------
                                       Neil J. Hennessy, President


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                                   SCHEDULE A


Hennessy Cornerstone Value Fund

Hennessy  Cornerstone Growth Fund

Hennessy Cornerstone Growth Fund, Series II







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